EXHIBIT 33.2

Indenture Trustee’s Assertion on Compliance with Regulation AB Criteria

Management’s Assertion of Compliance

Management of the Agency and Trust division of Citibank, N.A. (the “Company”) is responsible for providing this assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission, relating to the servicing of the Franklin Auto Trust Platform, comprised of publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) automobile loan or lease-backed securities (the “Platform”), as of September 30, 2007, and for the period October 1, 2006 through September 30, 2007.

Management has determined that the following servicing criteria are applicable in regards to the Platform:

Applicable Servicing Criteria:  All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company, excluding the following servicing criteria: 1122(d)(1)(i) through 1122(d)(2)(i), 1122(d) (2)(iii) through 1122(d)(3)(i) and 1122(4)(i) through 1122(4)(xv) (the “Applicable Servicing Criteria”).

With respect to the Platform, the Company’s management provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

•

The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria, as of September 30, 2007 and for the period October 1, 2006 through September 30, 2007.

•

The Company’s management has assessed compliance with the Applicable Servicing Criteria, as of September 30, 2007 and for the period October 1, 2006 through September 30, 2007.  In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•

Based on such assessment, other than as identified on Appendix A hereto, as of September 30, 2007 and for the period October 1, 2006 through September 30, 2007, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria, as of September 30, 2007 and for the period October 1, 2006 through September 30, 2007.

CITIBANK, N.A.

By:

/s/ Karen Montbach

Its:

Managing Director

Dated:

11/29/07

Appendix A

Material Instances of Non-compliance

1.

1122(d)(3)(ii) Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.  With respect to certain remittances during the reporting period, the amounts due to the Class R investor were allocated and remitted in accordance with distribution priority and other terms set forth in the transaction agreements, but were not credited to such Class R investor’s account until the business day next succeeding the applicable distribution date.